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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                            Contact:   Laurie Doyle
                                       Senior Manager, Corporate Communications
                                       781-575-0775

                    ORGANOGENESIS COMMENTS ON FINANCING PLANS

CANTON, MA, February 6, 2002 - Organogenesis Inc. (AMEX:ORG) today provided additional information regarding its plans to raise capital through the sale of equity securities in a private placement.

John Arcari, Chief Financial Officer, said, "We are holding meetings with potential investors who have been introduced to us by our investment banker and plan to raise approximately $15 million in a private placement of unregistered securities."

The Company had previously filed an 8-K with the Securities and Exchange Commission on January 30, 2002 describing this proposed financing. These securities will only be sold in the United States pursuant to an applicable exemption from the registration requirements under the Securities Act of 1933 as amended.

ORGANOGENESIS INC. (WWW.ORGANOGENESIS.COM) IS THE FIRST TISSUE-ENGINEERING COMPANY TO HAVE DEVELOPED AND GAINED FDA APPROVAL FOR A MASS-PRODUCED PRODUCT CONTAINING LIVING HUMAN CELLS. THE COMPANY'S LEAD PRODUCT, APLIGRAF(R) - A CELLULAR, BI-LAYERED SKIN SUBSTITUTE - IS FDA APPROVED FOR THE TREATMENT OF VENOUS LEG ULCERS AND DIABETIC FOOT ULCERS; NOVARTIS PHARMA AG HAS GLOBAL APLIGRAF MARKETING RIGHTS. TWO OTHER MARKETED PRODUCTS - FORTAPERM(TM) AND FORTAGEN(TM)- HAVE BEEN LAUNCHED BY THE COMPANY'S OWN SALES AND MARKETING TEAM. ADDITIONAL PRODUCTS NEARING COMMERCIALIZATION INCLUDE PURAPLY(TM) WOUND DRESSING AND REVITIX(TM) REGENERATIVE SKIN COMPLEX. THE COMPANY'S RESEARCH PIPELINE INCLUDES THE VITRIX(TM) LIVING DERMAL REPLACEMENT PRODUCT, A CORONARY VASCULAR GRAFT AND A LIVER ASSIST DEVICE.

This release contains forward-looking statements that are subject to risks and uncertainties, including statements about recent and expected product launches and the success of raising capital. Actual results may differ materially from those indicated or suggested by these forward-looking statements as a result of various factors, including, but not limited to: our expectation that we will incur operating losses in the near future; our ability to raise additional funds on acceptable terms, if at all; our reliance on Novartis for marketing of Apligraf and product development funding support; the actions of competitors and the development of competing products; uncertainties related to preclinical and clinical testing and trials; difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts; our ability to successfully transition to full-scale production of Apligraf; our ability to protect our patents and proprietary rights; patent infringement actions; our ability to commercialize some of our products without a marketing partner; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of uncertainties we face, please refer to our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apligraf(R) is a registered trademark of Novartis.